Renewal of Distribution Agreement

Agreement made this 4th day of August, 2017 by and between Nuveen Investment Trust V, a Massachusetts business trust (the “Fund”), and NUVEEN SECURITIES, LLC (formerly, Nuveen Investments, LLC), a Delaware limited liability company (the “Underwriter”);

WHEREAS, the parties hereto are the contracting parties under that certain Distribution Agreement (the “Agreement”) pursuant to which the Underwriter acts as agent for the distribution of shares of the Fund; and

WHEREAS, the Agreement terminates August 7, 2017 unless continued in the manner required by the Investment Company Act of 1940;

WHEREAS, the Board of Trustees of the Fund, at a meeting called for the purpose of reviewing the Agreement has approved the Agreement and its continuance until August 7, 2018 in the manner required by the Investment Company Act of 1940;

NOW THEREFORE, in consideration of the mutual covenants contained in the Agreement the parties hereto do hereby continue the Agreement in effect until August 7, 2018 and ratify and confirm the Agreement in all respects.

NUVEEN INVESTMENT TRUST V

By:	/s/ Gifford R. Zimmerman
Vice President

ATTEST:

/s/ Virginia O’Neal

NUVEEN SECURITIES, LLC

By:	/s/ Kevin J. McCarthy
Senior Managing Director

ATTEST:

/s/ Virginia O’Neal